Exhibit 10.21

Attn: Li Shuangqing

1 May, 2008

Dear Li Shuangqing,

Re: Trustee Arrangement

We are delighted that you will be assisting Advertising Networks Limited with our business plans in China. As you know, Advertising Networks Limited is engaged in various businesses related to advertising investment and consulting services..

For the purpose of clarifying the relationship between you and Advertising Networks Limited, this letter (**Trustee Arrangement Letter**) sets forth below the general terms of the arrangement, which is further described in the relevant documents.

Shareholder

You will assume the role of a nominee shareholder in a domestically-held company established in Beijing (**Company**). Advertising Networks Limited will loan you the funds necessary to hold a 99% shareholding interest in the Company. You will hold the shares subject to the terms of a loan agreement, an equity option purchase agreement and an equity pledge agreement as well as other related documents.

In consideration of your assistance with the above-mentioned arrangement, we agree to pay you and you agree to accept as total compensation (i) a one-off payment of RMB 90000.— (payable in 2 installments: upon (a) your signing and delivery of the Trustee Arrangement Letter and (b) the date of your completed registration as a shareholder of the Company), and (ii) a monthly payment of RMB 4000.—

You acknowledge, agree and accept that you will not be entitled to dividends or other benefits generated from your nominee shareholding in the Company or, conversely, assume any liability that might arise therefrom.

Your responsibilities will relate solely to your role as a nominee shareholder and you will not be responsible for the day-to-day operations of the Company. You will be updated on the business results of the Company at your request and will receive a copy of the Company's annual report.

In your capacity as a nominee shareholder, you may be called upon from time to time to vote during shareholders' meetings and (or) sign

shareholders' resolutions. In this connection, we will provide you with instructions in respect of how to vote and (or) act, and you shall, under all circumstances, comply with these instructions.

Indemnity

Advertising Networks Limited will indemnify you for any personal liability incurred in connection with your role in the equity transfer and as a nominee shareholder of the Company, provided that your actions to fulfill your responsibilities as a nominee shareholder are taken in good faith and are not opposed to the best interests of the Company.

Duration

The duration of the arrangement described above will be for a period of 60 calendar months from the date of executing this Trustee Arrangement Letter, unless terminated earlier. If you wish to terminate this arrangement before the end of the 60 calendar months, you will be required to inform Advertising Networks Limited at least 1 month in advance. In the event that Advertising Networks Limited wishes to early terminate this arrangement, you will receive at least 1 month's prior notice.

Again, on behalf of Advertising Networks Limited, we extend our most sincere thanks for your kind assistance. We look forward to working with you.

Please let us know if you have any questions.

Best regards,

For and on behalf of
Advertising Networks Limited

____
Name:
Title:
Date:

Accepted and Agreed

Signature: ______________________
Name: Li Shuangqing
Date: 2008. 5. 1